                                                                   EXHIBIT 10.18

                              SETTLEMENT AGREEMENT

                                     between

                             York Refrigeration ApS
                              Christian X's Vej 201
                                  8270 Hojbjerg
                                     Denmark
                           (hereinafter "the Company")

                                       and

                                  Ole Andersen
                                  Hermelinvej 4
                                  8270 Hojberg
                                     Denmark
                          (hereinafter "the Director")

                            (together "the Parties")

WHEREAS the Parties have decided to end their relationship and to characterise it to the public as a retirement.

the Parties have today entered into the following final Agreement, which terminates and replaces all former agreements between the Parties.

1.       TERMINATION OF EMPLOYMENT

1.1 The Director's employment terminates as of 31 December 2002 and until that date the Director will not take any action outside of the ordinary course of business or any significant action concerning the operations of the York Refrigeration Group without consulting with Peter Spellar.

After 31 December 2002 the Director no longer has any rights to or obligations to work for the Company or any other positions which the Director holds within the York International Group, cf. Clause 6 of the Employment Contract.

1.2 Pursuant to Article 10 of the Articles of Association of York Refrigeration ApS, all documents that you are required to sign that bind the company will be executed by you and Jesper Roe.

2.       COMPENSATION

2.1 The Company pays sixty (60) months of salary, with 1/60th payable each month. The compensation includes compensation for all claims, including fringe benefits, any expenses for mobile phone, telephone, Internet access or the like, and travel- and representation expenses, which are not especially mentioned in this Agreement.

2.2 The Company's contribution to the pension scheme made for the Director ceases immediately after the signing of this Agreement.

2.3 The Company pays car allowance for sixty (60) months corresponding to the tax value of the company car.

2.4 The Director will not receive any bonus, incentives, pension or accident insurance contributions.

2.5 The Director will be treated as a retiree and will have the period of time afforded a retiree under the Director's Stock Option Agreements with York International Corporation to exercise the Director's options.

2.6 Any tax consequences of this Agreement are of no concern of the Company.

3.       RETURN OF ASSETS AND MATERIAL ETC.

3.1 The Director returns the company car to the Company and the mobile phone on or before 31 December 2002.

3.2 Any computers, laptops or the like shall be returned to the Company on or before 31 December 2002

3.3 After 31 December 2002 the Director is no longer entitled to be reimbursed for documented costs in connection with the use of the telephone facilities provided for the Director.

3.4 The Director returns all assets and material including all copies thereof belonging to the Company on 31 December 2002 at the latest.

4.       HOLIDAY

4.1 The Director is not entitled to any holiday payments or compensation therefor.

5.       SECRECY OBLIGATIONS ETC.

5.1 The Director may not use, divulge or communicate to any person and shall use his best endeavours to prevent publication or disclosure of either any trade secret or manufacturing process or any confidential information concerning the business or finances of York International Group, the Company, the Sabroe Group or associated companies or any dealings, transactions or other information whether relating to the Company or any associated company or any customer or supplier of any such company or any other person.

5.2 The Director agrees not to take any action or make any statement written or oral, which disparages or criticises York International Group, the Company, the Sabroe Group and/or affiliated or parent companies of the Company, its management, or its practices or which disrupts or impairs its normal operations, including actions that would
         (a) harm the reputation of the Company with its customers, suppliers, or the public, or (b) interferes with existing contractual or employment relationships with customers, suppliers or Company employees. This will not include any truthful statement or response made by the Director that has the effect of disparagement that may be required by law.

5.3 Any press release etc. from the Company concerning the Director's retirement will be forwarded to the Director for his information, but the Director has no right to set up objections thereto. Any announcement the Director desires to make concerning his retirement will be forwarded to the Company for approval prior to its release.

5.4 The Director shall do nothing to affect or imperil the validity of the protection of any invention obtained or applied for by the Company or its nominees.

6.       LITIGATION CO-OPERATION & Indemnification

6.1 The Director agrees to co-operate fully with the Company in the defense or prosecution of any claims or actions which have already been brought or which may be brought in the future against or on behalf of the Company which relate to work performed by the Director on behalf of the Company. The Director's co-operation in connection with such claims shall include, without limitation, being available to meet with counsel to prepare for discovery or trial and to testify truthfully as a witness when reasonably requested by the Company at reasonable times. The Company will reimburse the Director for any reasonable out-of-pocket-expenses that he incurs in connection with such co-operation, subject to reasonable documentation.

7.       NON-COMPETE

7.1 The Director shall not for three (3) years from 31 December 2002 directly or indirectly compete with any company in the York International group or act as an employee officer or director or consultant to any entity that competes with any company in the York International group. Nor during that period shall the Director directly or indirectly solicit for employment any employee of the York International group. The non-compete clause in the Director's Employment Contract of 31 August 2000 will apply in the three (3) year period.

8.       LAW AND ARBITRATION

8.1      This Agreement shall be governed by Danish law.

8.2 Any dispute or claim arising out of this Agreement shall be referred to and resolved by an arbitration tribunal in accordance with Clause 4.3 of the Employment Contract.

9.       FINAL PROVISIONS

9.1 The parties attest to the fact that no oral agreements in addition to this Agreement have been made. Any amendments of or supplements to this Agreement must be in written form in order to be valid.

9.2 Should any single provision within this Agreement be invalid, such provision shall have no effect upon the validity of the remaining provisions. The parties shall be responsible for replacing the invalid provision with a valid one that comes as closely as possible to achieving the desired financial aim.

9.3 This Agreement constitutes the final settlement between the Parties and none of the Parties have any rights towards the other Parties except for those stipulated in this Agreement.

10.      SIGNATURE AND COPIES OF AGREEMENT

10.1 This Agreement is drawn up in two copies, the original to be kept by the Company and the duplicate to be kept by the Director signed by the Company.

11.      COSTS

11.1 Each Party pays its own costs in connection with drawing up and entering into this Agreement.

Date: 22 November  2002                 Date: 22 November 2002
York Refrigeration ApS

/s/ Michael R. Young                    /s/ Ole Andersen
--------------------                    ----------------
Michael R. Young                        Ole Andersen